Exhibit 99.2

Unaudited Pro Forma Financial Information

On August 3, 2011, comScore, Inc., a Delaware corporation (the “Company” or “comScore”), entered into a definitive Agreement and Plan of Merger with AdXpose, Inc., a Delaware corporation (“AdXpose”), CS Ad Solutions, LLC, a Delaware limited liability company and wholly owned subsidiary of comScore (“Merger Sub”), Draper Associates, L.P., a California limited partnership, Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership, Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company, and Draper Fisher Jurvetson Fund IX, L.P., as Stockholder Representative (the “Original Agreement”).

On August 11, 2011, the parties to the Original Agreement further amended and restated the Original Agreement (as amended and restated, the “Merger Agreement”)

On August 11, 2011, comScore completed the acquisition of AdXpose pursuant to the Merger Agreement. The Acquisition was completed by merging AdXpose with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of comScore (the “Acquisition”).

The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Acquisition. The unaudited pro forma consolidated balance sheet at June 30, 2011 gives effect to the Acquisition as if it had occurred on June 30, 2011. The unaudited pro forma consolidated balance sheet is derived from the unaudited historical financial statements of comScore and AdXpose at June 30, 2011. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 and the unaudited consolidated statement of operations for the six months ended June 30, 2011 gives effect to the Acquisition as if it had occurred on January 1, 2010 and January 1, 2011, respectively. The unaudited pro forma consolidated statement of operations is derived from the audited historical financial statements of comScore and AdXpose as of and for the year ended December 31, 2010 and the unaudited, historical financial statements of comScore and AdXpose as of and for the six months ended June 30, 2011.

The Acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 2 to the unaudited pro forma consolidated financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition, based on their estimated fair values as of the effective date of the Acquisition. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to deferred income taxes.

The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in the unaudited pro forma consolidated financial statements, and their effects may be material and would be reflected in the consolidated statement of operations.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of comScore, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in comScore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 15, 2011, and comScore’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 9, 2011, the audited historical financial statements and related notes of AdXpose as of December 31 2010 and for the year then ended and the unaudited historical financial statements and related notes of AdXpose as of June 30, 2011 and the six months ended June 30, 2011 and 2010, which are attached as Exhibit 99.1 to this Form 8-K/A. The unaudited pro forma consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of comScore that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

COMSCORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2011

(In thousands)

	comScore	AdXpose	Pro Forma Adjustments		Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$39,945	$1,341	$(4,358)	a	$36,928
Short-term investments	2,591	—	—		2,591
Accounts receivable, net of allowances of $875 and $725, respectively	53,330	444	5	b	53,779
Prepaid expenses and other current assets	8,566	78	(18)	c	8,626
Deferred tax assets	6,151	—	—		6,151

Total current assets	110,583	1,863	(4,371)		108,075
Property and equipment, net	29,746	184	(7)	b	29,923
Other non-current assets	1,486	58	—		1,544
Long-term deferred tax assets	12,709	—	1,068	g	13,777
Intangible assets, net	47,873	—	925	d	48,798
Goodwill	88,910	—	15,965	e	104,875

Total assets	$291,307	$2,105	$13,580		$306,992

Liabilities and Equity
Current liabilities:
Accounts payable	$9,703	$125	$—		$9,828
Accrued expenses	19,175	200	(2)	b	19,373
Deferred revenues	71,797	—	(18)	c	71,779
Deferred rent	924	—	(2)	b	922
Capital lease obligations	5,423	—	—		5,423

Total current liabilities	107,022	325	(22)		107,325
Deferred rent, long-term	8,083	—	—		8,083
Deferred revenue, long-term	1,292	—	—		1,292
Deferred tax liabilities, long-term	—	—	324	f	324
Capital lease obligations, long-term	7,669	—	—		7,669
Other long-term liabilities	2,178	2	(2)	b	2,178

Total liabilities	126,244	327	300		126,871
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	12,424	(12,424)	h	—
Common stock	32	—	1	i	33
Additional paid-in capital	221,679	8,061	6,996	h, i	236,736
Accumulated other comprehensive income	5,176	—	—		5,176
Accumulated deficit	(61,824)	(18,707)	18,707	h	(61,824)

Total stockholders’ equity	165,063	1,778	13,280		180,121

Total liabilities and stockholders’ equity	$291,307	$2,105	$13,580		$306,992

See notes to the unaudited pro forma consolidated financial statements.

COMSCORE, INC.

UNAUDITED PRO FORMA CONSOLDIATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2011

(In thousands, except share and per share data)

	comScore	AdXpose	Pro Forma Adjustments		Consolidated Total
Revenues	$111,046	$1,398	$(36)	j	$112,408

Cost of revenues	36,440	1,051	(36)	j	37,455
Selling and marketing	37,886	769	—		38,655
Research and development	16,732	508	—		17,240
General and administrative	24,295	706	405	k	25,406
Amortization of intangible assets resulting from acquisitions	4,428	—	124	l	4,552

Total expenses from operations	119,781	3,034	493		123,308

(Loss) Income from operations	(8,735)	(1,636)	(529)		(10,900)
Interest and other (expense) income, net	(213)	(6)	—		(219)
Gain (loss) from foreign currency	252	—	—		252

(Loss) Income before income taxes	(8,696)	(1,642)	(529)		(10,867)
Income tax (provision) benefit	133	—	829	m	962

Net (loss) income	$(8,563)	$(1,642)	$300		$(9,905)

Net (loss) income available to common stockholders per common share:
Basic	$(0.27)				$(0.30)
Diluted	$(0.27)				$(0.30)
Weighted-average number of shares used in per share calculation - common stock:
Basic	31,744,988				32,727,273
Diluted	31,744,988				32,727,273

See notes to the unaudited pro forma consolidated financial statements.

COMSCORE, INC.

UNAUDITED PRO FORMA CONSOLDIATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands, except share and per share data)

	comScore	AdXpose	Pro Forma Adjustments		Consolidated Total
Revenues	$174,999	$4,001	$(76)	j	$178,924

Cost of revenues	51,953	3,670	(76)	j	55,547
Selling and marketing	59,641	1,320	—		60,961
Research and development	26,377	1,085	—		27,462
General and administrative	33,953	1,000	724	k	35,677
Amortization of intangible assets resulting from acquisitions	4,534	—	248	l	4,782

Total expenses from operations	176,458	7,075	896		184,429

(Loss) Income from operations	(1,459)	(3,074)	(972)		(5,505)
Interest and other (expense) income, net	53	244	—		297
Gain (loss) from foreign currency	(347)	—	—		(347)

(Loss) Income before income taxes	(1,753)	(2,830)	(972)		(5,555)
Income tax (provision) benefit	177	—	1,456	m	1,633

Net (loss) income	$(1,576)	$(2,830)	$484		$(3,922)

Net (loss) income available to common stockholders per common share:
Basic	$(0.05)				$(0.12)
Diluted	$(0.05)				$(0.12)
Weighted-average number of shares used in per share calculation - common stock:
Basic	31,070,018				32,052,303
Diluted	31,070,018				32,052,303

See notes to the unaudited pro forma consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS OF

COMSCORE INC.

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma consolidated financial statements have been prepared by comScore Inc. (“comScore” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in comScore’s amended Form 8-K prepared and filed in connection with the Acquisition.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Acquisition. The unaudited pro forma condensed consolidated balance sheet at June 30, 2011 gives effect to the Acquisition as if it had occurred on June 30, 2011. The unaudited pro forma condensed consolidated balance sheet is derived from the unaudited historical financial statements of comScore and AdXpose at June 30, 2011. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 and the unaudited consolidated statement of operations for the six months ended June 30, 2011 gives effect to the Acquisition as if it had occurred on January 1, 2010 and January 1, 2011, respectively. The unaudited pro forma consolidated statement of operations is derived from the audited historical financial statements of comScore and AdXpose as of and for the year ended December 31, 2010 and the unaudited historical financial statements of comScore and AdXpose as of and for the six months ended June 30, 2011.

The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s consolidated financial position or consolidated results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the consolidated financial position or consolidated results of operations that may be obtained in the future.

Note 2. Purchase Price Allocation

On August 11, 2011, comScore completed the Acquisition. The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Acquisition, which was accounted for under the acquisition method of accounting. AdXpose provides advertisers and publishers with greater transparency and confidence in the quality, safety, and performance of their digital advertising campaigns by allowing them to verify and optimize billions of campaign data points captured in real-time. The actionable optimization metrics captured by AdXpose solutions help its customers realize increased ROI, more profitable margins, and measurable ad effectiveness. The aggregate amount of the consideration paid by comScore upon the Acquisition was $19.4 million, with approximately $4.4 million paid in cash and $15.0 million paid through the issuance of 982,285 shares of comScore common stock. The fair value of the shares of comScore common stock was determined based on the closing price of comScore’s common stock on the NASDAQ Global Market for trading day ended August 11, 2011 of $15.33 per share.

Under the acquisition method of accounting, the total estimated purchase price is allocated to AdXpose’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 11, 2011, the effective date of the Acquisition.

Note 2. Purchase Price Allocation (continued)

Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$511
Accounts Receivables	474
Prepaid expenses and other current assets	72
Property and equipment	164
Deferred tax asset	1,446
Accounts Payable	(46)
Accrued expenses	(485)
Deferred tax liability	(324)

Net tangible assets acquired	1,812
Definite-lived intangible assets acquired	925
Goodwill	16,684

Total estimated purchase price	$19,421

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate material adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Of the total estimated purchase price, $0.7 million has been allocated to net tangible assets acquired, and $0.9 million has been allocated to definite-lived intangible assets acquired. Definite-lived intangible assets of $0.9 million consist of the value assigned to AdXpose’s developed technology of $0.7 million, customer relationships of $0.1 million, and the trade name of $0.1 million. The definite-lived intangible assets will be amortized on a straight-line basis over their respective useful lives of 5 years, 3 years, and one and a half years, respectively. The amortization associated with these definite-lived intangible assets is not deductible for tax purposes.

The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in thousands):

2011	$103
2012	248
2013	191
2014	165
2015	138
Thereafter	80

$925

Of the total estimated purchase price, approximately $16.7 million has been allocated to goodwill and is not deductible for tax purposes. Goodwill represents factors including expected synergies from combining operations and is the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment arise). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 3. Pro Forma Adjustments

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to AdXpose’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the intangible assets, to reflect stock based compensation associated with new awards and to reclassify certain financial statement amounts to conform to comScore’s financial statement presentation.

The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

a)	To reflect cash payments made to AdXpose shareholders ($4.4 million) in connection with the Acquisition.

b)	Adjustments to reflect the assets acquired and liabilities assumed in connection with the Acquisition at fair value.

c)	To eliminate intercompany assets and liabilities between comScore and AdXpose.

d)	To reflect the fair value of the developed technology, which is $0.7 million; the fair value of customer relationships, which is $0.1 million; and the fair value of the trade name, which is $0.1 million acquired in the Acquisition.

e)	To reflect the fair value of the goodwill based upon the purchase price less the fair value of net tangible and intangible assets acquired as a result of the Acquisition.

f)	To reflect deferred tax liabilities associated with the acquired intangible assets as a result of the Acquisition.

g)	To reflect deferred tax assets associated with acquired net operating loss carryforwards as a result of the Acquisition.

h)	To eliminate AdXpose’s preferred stock, additional paid in capital and accumulated deficit in connection with the Acquisition.

i)	To reflect the 982,285 shares of comScore common stock issued in connection with the Acquisition ($15.0 million).

j)	To eliminate intercompany revenue and expenses between comScore and AdXpose.

k)	To reflect stock based compensation expense associated with the granting of equity instruments to certain AdXpose employees at the time of the Acquisition with a total fair value of $1.5 million.

l)	To reflect the amortization of intangible assets arising from the Acquisition.

m)	To reflect the effect of the Acquisition on the (provision) benefit for income taxes.

The unaudited pro forma consolidated financial statements do not include adjustments for liabilities related to business integration activities for the Acquisition as management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities for the Acquisition and such liabilities will be expensed as incurred in the Company’s consolidated financial statements.

comScore has not identified any material pre-Acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

Note 4. Pro Forma Net Loss Per Common Share

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of comScore’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued as consideration in the Acquisition. The diluted weighted average number of common shares does not include outstanding stock options as their inclusion would be anti-dilutive.